Exhibit 99.1

Pulmatrix to Host Key Opinion Leader Webinar “PUR3100 for the Treatment of Acute Migraine: Unlocking the Potential of DHE Treatment”

LEXINGTON, Mass., January 25, 2023 — Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious disease using its patented iSPERSE™ technology, today announced it will host a virtual key opinion leader (KOL) event, “PUR3100 for the Treatment of Acute Migraine: Unlocking Potential of DHE Treatment”, featuring Stewart J. Tepper, MD, from the Geisel School of Medicine at Dartmouth College. Dr. Tepper will discuss the current treatment landscape for migraine patients along with the mechanism of action and clinical profile of dihydroergotamine (DHE). Dr Margaret Wasilewski MD, Chief Medical Officer at Pulmatrix, will follow with an update on the recently completed Phase 1 data with PUR3100, the company’s orally inhaled DHE, delivered using Pulmatrix’s iSPERSE™ technology, along with future clinical plans.

The webinar will take place on Friday, February 3, 2023 at 10:00 AM ET. A live question and answer session will follow the formal presentations. To register for the event, please click here.

Stewart J. Tepper, M.D., is a Professor of Neurology at the Geisel School of Medicine at Dartmouth College in Hanover, New Hampshire. He is Director of the Dartmouth Headache Center in the Department of Neurology of Dartmouth-Hitchcock Medical Center, Lebanon, New Hampshire. Dr. Tepper received his undergraduate degree cum laude in the study of the nervous system/psychobiology from Yale College, New Haven, Connecticut, and attended Cornell University Medical College in New York City. He completed his Neurology residency at the Longwood Area Harvard program, Boston, Massachusetts, and has been board-certified in Headache Medicine since 2006.

Dr. Tepper was Director of the Scottsdale Headache Symposium CME course of the American Headache Society from 2008 to 2020. He was Editor-in-Chief of the journal Headache Currents and Associate Editor for the journal Headache from 2012-2020. He has published more than 470 peer-reviewed manuscripts, editorials, and books on Headache Medicine. Dr. Tepper serves on the Executive Board of Directors and is the Corporate Liaison for the American Headache Society. He serves on the AHS Education, Exhibits, and Finance Committees. He also serves on the Governance Committee and Board of Directors of the American Migraine Foundation.

About Migraine

According to the Migraine Research Foundation, thirty-eight million people in the U.S. experience migraine attacks, defined as typically one to two migraines per month. Migraines account for 1.2 million emergency room visits each year. Most people with migraines (75%) cannot obtain complete relief from current prescription medications indicating a need for new treatments. Dihydroergotamine (DHE) administration options are currently limited to intravenous, generally requiring administration in the emergency department, or nasal spray administration which is not well-tolerated by all patients.

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases, such as PUR1900 for allergic bronchopulmonary aspergillosis (“ABPA”) and PUR1800 for Chronic Obstructive Pulmonary Disease (“COPD”). Our pipeline also includes PUR3100 for neurologic disorders such as acute migraine, where rapid systemic exposure could be beneficial. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™.

About iSPERSE™ Technology

Our innovative particle engineering technology creates dry powder, which solves limitations of conventional inhaled technologies and expands the universe of inhalable drug therapies. iSPERSE is a proprietary technology that allows a broad range of drugs to be formulated as small, dense, and dispersible particles for highly efficient drug delivery and deep penetration into the lungs. iSPERSE can efficiently deliver small molecules, drug combinations, peptides, proteins, and nucleic acids via the respiratory system for the treatment of both respiratory and non-respiratory diseases.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,”, “extended”, “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA
917-679-9282
tim@lifesciadvisors.com